Exhibit 23.1
KPMG LLP
P.O. Box 7108
Billings, MT 59103
1000 First Interstate Center
401 N. 31st Street
Billings, MT 59101
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Stillwater Mining Company:
We consent to incorporation by reference in the registration statement on Form S-8 of Stillwater Mining Company of our reports dated March 29, 2005, with respect to the consolidated balance sheets of Stillwater Mining Company and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Stillwater Mining Company.
/s/ KPMG LLP
Billings, Montana
November 22, 2005
KPMG LLP, a U.S. limited liability partnership, is the U.S.
Member firm of KPMG International, a Swiss cooperative.